Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2014 Third-Quarter Results

9 Percent Net Sales and 17 Percent Adjusted EBITDA Growth Versus Prior Year

•       Net Sales increased 9 percent to $2,488 million

•       Operating Income improved 26 percent to $202 million

•       Adjusted EBITDA increased 17 percent to $265 million

•       Adjusted Net Income per diluted share increased 41 percent to $0.55 (Net Income per diluted share of $0.30)

ATLANTA, GA — December 9, 2014 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales for the third quarter of fiscal 2014 ended November 2, 2014 of $2.5 billion, an increase of $215 million, or 9 percent, as compared to the third quarter of fiscal 2013.  The third quarter performance represents the eighteenth consecutive quarter of year-over-year average daily sales growth.  The company believes its sales performance represents growth of approximately 600 basis points in excess of its market growth estimate.

“I was very pleased with our strong performance this quarter,” stated Joe DeAngelo, CEO of HD Supply. “We remain focused on controllable execution to deliver profitable growth in excess of our market growth estimate.”

Gross profit increased $64 million, or 10 percent, to $726 million for the third quarter of fiscal 2014 compared to $662 million for the third quarter of fiscal 2013. Gross profit was 29.2 percent of Net sales for the third quarter of fiscal 2014, up approximately 10 basis points from 29.1 percent of Net sales for the third quarter of fiscal 2013.  Gross profit improvement was driven by execution of the company’s category management initiatives, partially offset by the competitive environment and mix of products and services.

Operating income increased $42 million, or 26 percent, to $202 million for the third quarter of fiscal 2014 compared to $160 million for the third quarter of fiscal 2013. Operating income as a percentage of Net sales increased approximately 110 basis points during the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013.  The improvement was primarily driven by higher Net sales and Gross profit, partially offset by higher operating expenses.

Adjusted EBITDA increased $39 million, or 17 percent, to $265 million for the third quarter of fiscal 2014 compared to $226 million for the third quarter of fiscal 2013. Each of our reportable segments reported an increase in Adjusted EBITDA reflecting the continued focus on initiatives execution to drive growth in excess of our estimate of market growth.  Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points to 11 percent in the third quarter of fiscal 2014 as compared to 10 percent in the third quarter of fiscal 2013.

Net income increased $9 million to $60 million for the third quarter of fiscal 2014 as compared to a Net income of $51 million in the third quarter of fiscal 2013.  The improvement in Net income is attributable to higher operating income in the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013. Net income per diluted share was $0.30 in the third quarter of fiscal 2014, as compared to $0.26 in the third quarter of fiscal 2013.

Adjusted net income increased $35 million to $111 million for the third quarter of fiscal 2014 as compared to an Adjusted net income of $76 million in the third quarter of fiscal 2013.  The increase in Adjusted net income is attributable to sales growth and the leverage of fixed costs through sales volume increases.  Adjusted net income per diluted share was $0.55 in the third quarter of fiscal 2014, as compared to an Adjusted net income per diluted share of $0.39 in the third quarter of fiscal 2013.

Business Unit Performance

Facilities Maintenance

Net sales increased $50 million, or 8 percent, to $660 million in the third quarter of fiscal 2014 as compared to $610 million in the third quarter of fiscal 2013.  Adjusted EBITDA increased $20 million, or 17 percent, to $139 million during the third quarter of fiscal 2014 as compared to $119 million in the third quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 160 basis points in the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013.

Waterworks

Net sales increased $62 million, or 10 percent, to $695 million in the third quarter of fiscal 2014 as compared to $633 million in the third quarter of fiscal 2013.  Adjusted EBITDA increased $9 million, or 16 percent, to $64 million during the third quarter of fiscal 2014 as compared to $55 million in the third quarter of fiscal 2013.  Adjusted EBITDA as a percentage of Net sales increased approximately 50 basis points in the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013.

Power Solutions

Net sales increased $30 million, or 6 percent, to $502 million in the third quarter of fiscal 2014, as compared to $472 million in the third quarter of fiscal 2013.  Adjusted EBITDA increased $2 million, or 10 percent, to $23 million during the third quarter of fiscal 2014 as compared to $21 million in the third quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales increased approximately 20 basis points in the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013.

Construction & Industrial - White Cap

Net sales increased $59 million, or 17 percent, to $411 million in the third quarter of fiscal 2014 as compared to $352 million in the third quarter of fiscal 2013.  Adjusted EBITDA increased $8 million, or 30 percent, to $35 million during the third quarter of fiscal 2014 as compared to $27 million in the third quarter of fiscal 2013. Adjusted EBITDA as a percentage of Net sales increased approximately 80 basis points during the third quarter of fiscal 2014 as compared to the third quarter of fiscal 2013.

Year-to-Date Results

Net sales for the first nine months of fiscal 2014 increased $538 million, or 8 percent, to $7.1 billion, as compared to $6.6 billion the first nine months of fiscal 2013. Gross profit for the first nine months of fiscal 2014 increased by $167 million, or 9 percent, to $2.1 billion compared to $1.9 billion for the first nine months of fiscal 2013. Gross profit for the first nine months of fiscal 2014 was 29.3 percent of Net sales versus 29.2 percent of Net sales for the first nine months of fiscal 2013.

Operating income for the first nine months of fiscal 2014 increased $94 million, or 23 percent, to $507 million compared to operating income of $413 million for the first nine months of fiscal 2013. The improvement in operating income reflects sales growth of 8 percent and an approximately 70 basis point decline in operating expenses as a percent of Net sales.

Adjusted EBITDA for the first nine months of fiscal 2014 increased $103 million, or 17 percent, to $713 million compared to $610 million in the first nine months of fiscal 2013. Adjusted EBITDA for the first nine months of fiscal 2014 increased to 10 percent of Net sales versus 9 percent of Net sales for the first nine months of fiscal 2013.

Net income for the first nine months of fiscal 2014 increased $248 million to $96 million compared to a Net loss of $152 million for the first nine months of fiscal 2013. Net income per diluted share was $0.48 in the first nine months of fiscal 2014, as compared to a Net loss per diluted share of $0.96 in the first nine months of fiscal 2013.

Adjusted net income for the first nine months of fiscal 2014 increased $153 million to $252 million compared to an Adjusted net income of $99 million in the first nine months of fiscal 2013. Adjusted net income per diluted share for the first nine months of fiscal 2014 was $1.26 as compared to an Adjusted net income per diluted share of $0.61 in the first nine months of fiscal 2013.

Third-Quarter Monthly Sales Performance

Net sales for August, September and October were $785 million, $750 million and $953 million, respectively.  There were 20 selling days in August, 19 selling days in September and 25 selling days in October.  Average year-over-year daily sales growth for August, September and October were 10.1 percent, 10.0 percent and 8.6 percent, respectively.

Subsequent Events

On December 4, 2014, HD Supply refinanced $1.25 billion, eight and one eighth percent, first-lien senior secured notes, due 2019, with new $1.25 billion, five and one quarter percent, first-lien senior secured notes due 2021, which is a two and one half year extension from the old notes.  As a result of the interest rate reduction of approximately 300 basis points, the company expects to save approximately $36 million annually in pre-tax cash interest, representing $0.18 per share on an annual basis.

On December 1, 2014, HD Supply entered into a definitive purchase agreement to sell its Hardware Solutions business unit, formerly known as Crown Bolt, to The Home Depot.  Approximately 98 percent of Hardware Solutions’ 2013 sales were attributable to The Home Depot.  The transaction is expected to close by the end of fiscal year 2014, subject to satisfaction of customary closing conditions.  In accordance with Accounting Standard Codification 205-20, Discontinued Operations, the results of Hardware Solutions and an expected small gain on sale of the business will be classified as discontinued operations beginning in the fourth quarter of fiscal 2014.  The tables beginning on page 12 provide revised historical quarterly financial results presenting Hardware Solutions as an expected discontinued operation.

Preliminary November Sales

Preliminary Net sales in November were $668 million.  There were 18 selling days in November and average daily sales were up 6.5 percent versus prior year.  Excluding Hardware Solutions, preliminary Net sales in November were $648 million.  Preliminary November year-over-year average daily sales growth by business is Facilities Maintenance 7.5 percent, Waterworks 7.4 percent, Power Solutions (0.7) percent, and Construction & Industrial — White Cap 16.2 percent.

Fourth Quarter 2014, Fiscal Year 2014 and Fiscal Year 2015 Outlook

The company affirms its previously disclosed expectations for fiscal year 2014 of approximately 4% estimated end market growth, approximately 400 basis points of growth in excess of the estimated market growth and an operating leverage target toward the high end of 1.5 to 2.0 times.  The table on page 16 details the company’s fourth quarter guidance after reflecting Hardware Solutions as a discontinued operation.  After reflecting Hardware Solutions as a discontinued operation, the company anticipates Net sales in fourth quarter 2014 to be in the range of $1,990 million to $2,065 million, Adjusted EBITDA in the range of $164 million to $174 million, and Adjusted net income per diluted share in the range of $0.07 to $0.12.  The fourth quarter 2014 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 200 million.

The company will provide further specifics on the fourth quarter and balance of fiscal year 2014 outlook during the fiscal 2014 third quarter earnings conference call and in the earnings call presentation materials.  The company will also provide initial views regarding the 2015 outlook.

Fiscal 2014 Third-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, December 9, 2014 at 8:00 a.m. (Eastern Time) to discuss its third quarter fiscal 2014 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “—Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 650 locations across 48 states and seven Canadian provinces, the company’s approximately 16,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, as amended, for the fiscal year ended February 2, 2014, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data, unaudited

	Three Months Ended		Nine Months Ended
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Net Sales	$2,488	$2,273	$7,096	$6,558
Cost of sales	1,762	1,611	5,017	4,646
Gross Profit	726	662	2,079	1,912
Operating expenses:
Selling, general and administrative	467	441	1,382	1,318
Depreciation and amortization	57	61	183	181
Restructuring	—	—	7	—
Total operating expenses	524	502	1,572	1,499
Operating Income	202	160	507	413
Interest expense	115	117	347	409
Loss on extinguishment & modification of debt	—	—	2	87
Other (income) expense, net	(4)	—	(3)	20
Income (Loss) from Continuing Operations Before Provision for Income Taxes	91	43	161	(103)
Provision (benefit) for income taxes	31	(8)	54	47
Income (Loss) from Continuing Operations	60	51	107	(150)
Income (loss) from discontinued operations, net of tax	—	—	(11)	(2)
Net Income (Loss)	$60	$51	$96	$(152)

Weighted Average Common Shares Outstanding (thousands)
Basic	194,288	191,750	193,806	158,587
Diluted	200,151	197,392	199,689	158,587
Basic Earnings Per Share(1):
Income (Loss) from Continuing Operations	$0.31	$0.27	$0.55	$(0.95)
Income (Loss) from Discontinued Operations	$—	$—	$(0.06)	$(0.01)
Net Income (Loss)	$0.31	$0.27	$0.50	$(0.96)
Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$0.30	$0.26	$0.54	$(0.95)
Income (Loss) from Discontinued Operations	$—	$—	$(0.06)	$(0.01)
Net Income (Loss)	$0.30	$0.26	$0.48	$(0.96)

Non-GAAP financial data:
Adjusted EBITDA	$265	$226	$713	$610
Adjusted Net Income (Loss)	$111	$76	$252	$99
Weighted average common shares outstanding (in thousands)
Basic	194,288	191,750	193,806	158,587
Diluted (2)	200,151	197,392	199,689	158,587
Adjusted Net Income (Loss) Per Share - Basic	$0.57	$0.40	$1.30	$0.62
Adjusted Net Income (Loss) Per Share - Diluted	$0.55	$0.39	$1.26	$0.61

(1)         May not foot due to rounding.

(2)         The dilution calculation assumes a share price of $18.00 for all days prior to the company’s initial public offering on June 27, 2013.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, unaudited

	November 2, 2014	February 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$107	$115
Receivables, less allowance for doubtful accounts of $17 and $18	1,304	1,046
Inventories	1,168	1,072
Deferred tax asset	5	7
Other current assets	37	63
Total current assets	2,621	2,303
Property and equipment, net	400	405
Goodwill	3,136	3,137
Intangible assets, net	242	338
Other assets	124	141
Total assets	$6,523	$6,324

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$867	$664
Accrued compensation and benefits	145	149
Current installments of long-term debt	10	10
Other current liabilities	203	270
Total current liabilities	1,225	1,093

Long-term debt, excluding current installments	5,498	5,534
Deferred tax liabilities	148	114
Other liabilities	309	347
Total liabilities	7,180	7,088

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 195.8 million and 192.4 million shares issued and outstanding at November 2, 2014 and February 2, 2014, respectively	2	2
Paid-in capital	3,805	3,752
Accumulated deficit	(4,407)	(4,503)
Accumulated other comprehensive loss	(16)	(15)
Treasury stock, at cost, 1.5 million shares at November 2, 2014	(41)	—
Total stockholders’ equity (deficit)	(657)	(764)
Total liabilities and stockholders’ equity (deficit)	$6,523	$6,324

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Nine Months Ended
	November 2, 2014	November 3, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$96	$(152)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	187	184
Provision for uncollectibles	6	4
Non-cash interest expense	19	23
Payment of PIK interest & discounts upon extinguishment of debt	(1)	(364)
Loss on extinguishment & modification of debt	2	87
Stock-based compensation expense	12	12
Deferred income taxes	43	35
Other	—	(2)
Changes in assets and liabilities:
(Increase) decrease in receivables	(264)	(226)
(Increase) decrease in inventories	(96)	(87)
(Increase) decrease in other current assets	26	4
Increase (decrease) in accounts payable and accrued liabilities	85	(42)
Increase (decrease) in other long-term liabilities	6	14
Net cash provided by (used in) operating activities	121	(510)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(92)	(96)
Proceeds from sales of property and equipment	3	6
Proceeds from sale of investments	—	936
Settlements for businesses acquired, net of cash acquired	—	2
Net cash provided by (used in) investing activities	(89)	848
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock in initial public offering, net of transaction fees	—	1,039
Proceeds from issuance of common stock under employee benefit plans	40	—
Purchase of treasury shares	(40)	—
Borrowings of long-term debt	20	79
Repayments of long-term debt	(27)	(1,621)
Borrowings on long-term revolver debt	524	736
Repayments on long-term revolver debt	(554)	(556)
Debt issuance and modification costs	(3)	(34)
Net cash used in financing activities	(40)	(357)
Effect of exchange rates on cash and cash equivalents	—	(2)
Increase (decrease) in cash and cash equivalents	$(8)	$(21)
Cash and cash equivalents at beginning of period	115	141
Cash and cash equivalents at end of period	$107	$120

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, unaudited

	Facilities Maintenance	Waterworks	Power Solutions	Construction & Industrial - White Cap
Three Months Ended November 2, 2014
Net Sales	$660	$695	$502	$411
Adjusted EBITDA	139	64	23	35
Depreciation(i) & Software Amortization	12	2	2	5
Other Intangible Amortization	16	1	5	4
Three Months Ended November 3, 2013
Net Sales	$610	$633	$472	$352
Adjusted EBITDA	119	55	21	27
Depreciation(i) & Software Amortization	12	2	1	4
Other Intangible Amortization	20	1	5	5

Nine Months Ended November 2, 2014
Net Sales	$1,950	$1,911	$1,451	$1,144
Adjusted EBITDA	387	162	62	90
Depreciation(i) & Software Amortization	37	7	6	16
Other Intangible Amortization	56	3	14	14
Nine Months Ended November 3, 2013
Net Sales	$1,809	$1,757	$1,390	$998
Adjusted EBITDA	344	143	57	65
Depreciation(i) & Software Amortization	34	7	4	12
Other Intangible Amortization	60	3	14	15

(i)                                    Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the third quarter of fiscal 2014 are included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•                       although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Net income (loss)	$60	$51	$96	$(152)
Less income (loss) from discontinued operations, net of tax	—	—	(11)	(2)
Income (loss) from continuing operations	$60	$51	$107	$(150)
Interest expense	115	117	347	409
Depreciation and amortization (i)	58	62	187	183
Provision (benefit) for income taxes	31	(8)	54	47
Stock-based compensation	3	4	12	12
Restructuring (ii)	—	—	7	—
Loss on extinguishment & modification of debt (iii)	—	—	2	87
Costs related to public offerings (iv)	1	—	2	20
Management fee & related expenses paid to Equity Sponsors (v)	—	—	—	2
Other	(3)	—	(5)	—
Adjusted EBITDA	$265	$226	$713	$610

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Represents the costs expensed in connection with the company’s public offerings. All of the shares of common stock sold in fiscal 2014 public offerings were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares. Amount in the nine months ended November 3, 2013 represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors in the second quarter of fiscal 2013 for termination of the consulting agreements.

(v)                                  The company was previously party to consulting agreements with the Equity Sponsors whereby the company paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with the company’s’ initial public offering in the second quarter of fiscal 2013.

Adjusted Net Income (Loss)

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted net income (loss) for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	November 2, 2014	November 3, 2013	November 2, 2014	November 3, 2013
Net income (loss)	$60	$51	$96	$(152)
Less income (loss) from discontinued operations, net of tax	—	—	(11)	(2)
Income (loss) from continuing operations	60	51	107	(150)
Plus: Provision (benefit) for income taxes	31	(8)	54	47
Less: Cash income taxes (i)	(3)	(1)	(10)	(6)
Plus: Amortization of acquisition-related intangible assets (other than software)	27	34	95	101
Plus: Restructuring (ii)	—	—	7	—
Plus: Loss on extinguishment & modification of debt (iii)	—	—	2	87
Plus: Costs related to public offerings (iv)	1	—	2	20
Other	(5)	—	(5)	—
Adjusted net income (loss)	$111	$76	$252	$99

(i)                        Amounts in the three and nine months ended November 2, 2014 exclude a $27 million payment for the tentative settlement of the IRS’s audits of the company’s U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009.

(ii)                    Represents the costs incurred for workforce reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)                Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                  Represents the costs expensed in connection with the company’s public offerings. All of the shares of common stock sold in fiscal 2014 public offerings were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares. Amount in the nine months ended November 3, 2013 represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors in the second quarter of fiscal 2013 for termination of the consulting agreements.

Quarterly Results Revised for Discontinued Operations

On December 1, 2014, the company agreed to sell its Hardware Solutions business (previously known as Crown Bolt), a retail distribution operator providing program and packaging solutions, sourcing, distribution, and in-store service, fasteners, builders’ hardware, rope and chain and plumbing accessories, primarily serving Home Depot and other hardware stores.  In accordance with Accounting Standard Codification 205-20, Discontinued Operations, the results of the operation and the gain on sale of the business are classified as discontinued operations beginning in the fourth quarter of fiscal 2014.  The presentation of discontinued operations includes revenue and expenses of the discontinued operations and gain on the sale of the business, net of tax, as one line item on the Consolidated Statements of Operations for all periods presented.

The following tables present HD Supply’s quarterly results of operations for fiscal 2014 and fiscal 2013, revised to reflect the Hardware Solutions operations as discontinued operations for all periods presented (amounts in millions, except share and per share amounts, unaudited):

	Q1-14	Q2-14	Q3-14	Q3-14 YTD
Net Sales	$2,094	$2,368	$2,415	$6,877
Cost of sales	1,491	1,682	1,723	4,896
Gross Profit	603	686	692	1,981
Operating expenses:
Selling, general and administrative	426	444	444	1,314
Depreciation and amortization	58	61	53	172
Restructuring	3	4	—	7
Total operating expenses	487	509	497	1,493
Operating Income	116	177	195	488
Interest expense	116	116	115	347
Loss on extinguishment & modification of debt	2	—	—	2
Other (income) expense, net	1	—	(4)	(3)
Income (Loss) from Continuing Operations Before Provision for Income Taxes	(3)	61	84	142
Provision for income taxes	1	19	30	50
Income (Loss) from Continuing Operations	(4)	42	54	92
Income (loss) from discontinued operations, net of tax	(8)	6	6	4
Net Income (Loss)	$(12)	$48	$60	$96

Weighted Average Common Shares Outstanding (thousands)
Basic	192,859	194,227	194,288	193,806
Diluted	192,859	200,454	200,151	199,689

Basic Earnings Per Share(1):
Income (Loss) from Continuing Operations	$(0.02)	$0.22	$0.28	$0.47
Income (Loss) from Discontinued Operations	$(0.04)	$0.03	$0.03	$0.02
Net Income (Loss)	$(0.06)	$0.25	$0.31	$0.50

Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$(0.02)	$0.21	$0.27	$0.46
Income (Loss) from Discontinued Operations	$(0.04)	$0.03	$0.03	$0.02
Net Income (Loss)	$(0.06)	$0.24	$0.30	$0.48

Non-GAAP financial data:
Adjusted EBITDA	$183	$246	$253	$682
Adjusted Net Income (Loss)	$34	$91	$103	$228
Weighted average common shares outstanding (in thousands)
Basic	192,859	194,227	194,288	193,806
Diluted	198,857	200,454	200,151	199,689
Adjusted Net Income (Loss) Per Share - Basic	$0.18	$0.47	$0.53	$1.18
Adjusted Net Income (Loss) Per Share - Diluted	$0.17	$0.45	$0.51	$1.14

(1)         May not foot due to rounding.

	Q1-13	Q2-13	Q3-13	Q4-13	Fiscal 2013
Net Sales	$1,983	$2,167	$2,207	$1,871	$8,228
Cost of sales	1,418	1,541	1,574	1,337	5,870
Gross Profit	565	626	633	534	2,358
Operating expenses:
Selling, general and administrative	411	423	420	395	1,649
Depreciation and amortization	56	57	58	57	228
Restructuring	—	—	—	9	9
Total operating expenses	467	480	478	461	1,886
Operating Income	98	146	155	73	472
Interest expense	147	145	117	118	527
Loss on extinguishment & modification of debt	41	46	—	—	87
Other (income) expense, net	—	20	—	—	20
Income (Loss) from Continuing Operations Before Provision for Income Taxes	(90)	(65)	38	(45)	(162)
Provision (benefit) for income taxes	36	13	(5)	14	58
Income (Loss) from Continuing Operations	(126)	(78)	43	(59)	(220)
Income (loss) from discontinued operations, net of tax	(5)	6	8	(7)	2
Net Income (Loss)	$(131)	$(72)	$51	$(66)	$(218)

Weighted Average Common Shares Outstanding (thousands)
Basic	130,578	153,433	191,750	191,858	166,905
Diluted	130,578	153,433	197,392	191,858	166,905
Basic Earnings Per Share(1):
Income (Loss) from Continuing Operations	$(0.96)	$(0.51)	$0.22	$(0.31)	$(1.32)
Income (Loss) from Discontinued Operations	$(0.04)	$0.04	$0.04	$(0.04)	$0.01
Net Income (Loss)	$(1.00)	$(0.47)	$0.27	$(0.34)	$(1.31)
Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$(0.96)	$(0.51)	$0.22	$(0.31)	$(1.32)
Income (Loss) from Discontinued Operations	$(0.04)	$0.04	$0.04	$(0.04)	$0.01
Net Income (Loss)	$(1.00)	$(0.47)	$0.26	$(0.34)	$(1.31)

Non-GAAP financial data:
Adjusted EBITDA	$159	$210	$218	$147	$734
Adjusted Net Income (Loss)	$(19)	$30	$70	$(3)	$78
Weighted average common shares outstanding (in thousands)
Basic	130,578	153,433	191,750	191,858	166,905
Diluted (2)	130,578	157,751	197,392	191,858	171,764
Adjusted Net Income (Loss) Per Share - Basic	$(0.15)	$0.20	$0.37	$(0.02)	$0.47
Adjusted Net Income (Loss) Per Share - Diluted	$(0.15)	$0.19	$0.35	$(0.02)	$0.45

(1)         May not foot due to rounding.

(2)         The dilution calculation assumes a share price of $18.00 for all days prior to the company’s initial public offering on June 27, 2013.

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP for fiscal 21014 and fiscal 2013, revised to reflect the Hardware Solutions operations as discontinued operations for all periods presented, to Adjusted EBITDA for the periods presented (amounts in millions):

	Q1-14	Q2-14	Q3-14	Q3-14 YTD
Net income (loss)	$(12)	$48	$60	$96
Less income (loss) from discontinued operations, net of tax	(8)	6	6	4
Income (loss) from continuing operations	$(4)	$42	$54	$92
Interest expense	116	116	115	347
Depreciation and amortization (i)	59	62	54	175
Provision (benefit) for income taxes	1	19	30	50
Stock-based compensation	5	4	3	12
Restructuring (ii)	3	4	—	7
Loss on extinguishment & modification of debt (iii)	2	—	—	2
Costs related to public offerings (iv)	1	—	1	2
Other	—	(1)	(4)	(5)
Adjusted EBITDA	$183	$246	$253	$682

	Q1-13	Q2-13	Q3-13	Q4-13	Fiscal 2013
Net income (loss)	$(131)	$(72)	$51	$(66)	$(218)
Less income (loss) from discontinued operations, net of tax	(5)	6	8	(7)	2
Income (loss) from continuing operations	$(126)	$(78)	$43	$(59)	$(220)
Interest expense	147	145	117	118	527
Depreciation and amortization (i)	57	58	58	59	232
Provision (benefit) for income taxes	36	13	(5)	14	58
Stock-based compensation	3	5	4	4	16
Restructuring (ii)	—	—	—	12	12
Loss on extinguishment & modification of debt (iii)	41	46	—	—	87
Costs related to public offerings (iv)	—	20	—	—	20
Management fee & related expenses paid to Equity Sponsors (v)	1	1	—	—	2
Other	—	—	1	(1)	—
Adjusted EBITDA	$159	$210	$218	$147	$734

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                Represents the costs incurred for workforce reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Amounts in Q1’14 and Q3’14 represent the costs expensed in connection with the company’s secondary public offerings. All of the shares of common stock sold in fiscal 2014 secondary public offerings were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares. Amount in fiscal 2013 represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors in the second quarter of fiscal 2013 for termination of the consulting agreements.

(v)                                  The company was previously party to consulting agreements with the Equity Sponsors whereby the company paid the Equity Sponsors a $5 million annual aggregate management fee and related expenses. These consulting agreements were terminated in conjunction with the company’s’ initial public offering in the second quarter of fiscal 2013.

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP for fiscal 21014 and fiscal 2013, revised to reflect the Hardware Solutions operations as discontinued operations for all periods presented, to Adjusted net income (loss) for the periods presented (amounts in millions):

	Q1-14	Q2-14	Q3-14	Q3-14 YTD
Net income (loss)	$(12)	$48	$60	$96
Less income (loss) from discontinued operations, net of tax	(8)	6	6	4
Income (loss) from continuing operations	(4)	42	54	92
Plus: Provision for income taxes	1	19	30	50
Less: Cash income taxes (i)	(1)	(6)	(3)	(10)
Plus: Amortization of acquisition-related intangible assets (other than software)	32	32	26	90
Plus: Restructuring (ii)	3	4	—	7
Plus: Loss on extinguishment & modification of debt (iii)	2	—	—	2
Plus: Costs related to public offerings (iv)	1	—	1	2
Other	—	—	(5)	(5)
Adjusted net income (loss)	$34	$91	$103	$228

	Q1-13	Q2-13	Q3-13	Q4-13	Fiscal 2013
Net income (loss)	$(131)	$(72)	$51	$(66)	$(218)
Less income (loss) from discontinued operations, net of tax	(5)	6	8	(7)	2
Income (loss) from continuing operations	(126)	(78)	43	(59)	(220)
Plus: Provision for income taxes	36	13	(5)	14	58
Less: Cash income taxes (i)	(2)	(3)	(1)	(2)	(8)
Plus: Amortization of acquisition-related intangible assets (other than software)	32	32	33	32	129
Plus: Restructuring (ii)	—	—	—	12	12
Plus: Loss on extinguishment & modification of debt (iii)	41	46	—	—	87
Plus: Costs related to public offerings (iv)	—	20	—	—	20
Adjusted net income (loss)	$(19)	$30	$70	$(3)	$78

(i)                                    Amounts in the third quarter and year-to-date periods ended November 2, 2014 exclude a $27 million payment for the tentative settlement of the IRS’s audits of the company’s U.S. federal income tax returns filed for the tax years ended on February 3, 2008 and February 1, 2009.

(ii)                                Represents the costs incurred for workforce reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iii)                            Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iv)                              Amounts in Q1’14 and Q3’14 represent the costs expensed in connection with the company’s secondary public offerings. All of the shares of common stock sold in fiscal 2014 secondary public offerings were sold by certain of the company’s stockholders. The company did not receive any of the proceeds from the sale of the shares. Amount in fiscal 2013 represents the costs expensed in connection with the company’s initial public offering, including approximately $18 million paid to the Equity Sponsors in the second quarter of fiscal 2013 for termination of the consulting agreements.

Fourth Quarter 2014 Guidance

The following table presents the impact of the recently announced sale of Hardware Solutions business on the fourth quarter 2014 guidance (amounts in millions, except per share amounts):

	Q4’14 Guidance	Q4’14 Estimated	Q4’14 Guidance
	Including	Impact	Excluding
	Hardware Solutions	Hardware Solutions	Hardware Solutions

Net Sales	$2,050M - $2,125M	$60M	$1,990M - $2,065M

Adjusted EBITDA	$170M - $180M	$6M	$164M - $174M

Adjusted Net Income Per Share - Diluted	$0.08 - $0.13	$0.01	$0.07 - $0.12